SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2012

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.              Results of Operations and Financial Conditions

On May 9, 2012, priceline.com Incorporated (“priceline.com”, the "Priceline Group" or the “company”) announced its financial results for the 1st quarter ended March 31, 2012.  A copy of priceline.com’s consolidated balance sheet at March 31, 2012, consolidated statements of operations for the three months ended March 31, 2012 and consolidated statement of cash flows for the three months ended March 31, 2012, are included in the financial and statistical supplement attached to the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.  The consolidated balance sheet at March 31, 2012, consolidated statements of operations for the three months ended March 31, 2012 and consolidated statement of cash flows for the three months ended March 31, 2012 shall be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 7.01.              Regulation FD Disclosure

On May 9, 2012, priceline.com announced its financial results for the 1st quarter ended March 31, 2012.  A copy of priceline.com’s press release announcing these financial results is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The company noted that average daily rates (“ADRs”) for hotel room night reservations had increased year-over-year during the 1st quarter 2012 on a local currency basis by approximately 2% internationally and by approximately 5% domestically.
     The company noted that its forecast for the remainder of the 2nd quarter 2012 assumed, among other things, that the Euro/U.S. Dollar exchange rate would be 1.30 U.S. Dollars per Euro and that the British Pound/U.S. Dollar exchange rate would be 1.62 U.S. Dollars per British Pound; the company noted that those assumed exchange rates were lower by approximately 9% for the Euro and 1% for the British Pound than average exchange rates for the same period in the prior year.   The company emphasized that volatility in the Euro to U.S. Dollar exchange rate could materially impact the company's earnings expressed in U.S. Dollars.
The company explained that its 2nd quarter 2012 guidance assumed that the rate of year-over-year increase in hotel ADRs for the 2nd quarter would be “flat to down slightly” for its international hotel service and up by about 6% for the company's U.S. hotel service versus the prior year. The company said that it assumes margins in the 2nd quarter 2012 and beyond will be impacted by deleverage in online advertising expense due to business mix and potential reductions in ROIs and investment in people, new offices, IT expenses and increased depreciation expense to support business growth.
     The company noted that its non-GAAP financial guidance was based upon a non-GAAP diluted share count of approximately 51.6 million shares (which includes a calculation of the assumed economic dilutive impact of the company's outstanding convertible notes and share-based awards), which is based on the company's May 8, 2012 closing stock price of $716.20 per share.
     The company noted that it would have a difficult “comp” in the 2nd quarter 2012 because hotel unit growth in the second half of the 2nd quarter of 2011 accelerated. The company explained that the company's 2nd quarter 2012 forecast assumed fairly significant year-over-year deceleration in hotel unit growth rates in the second half of the 2nd quarter of 2012 in light of the difficult comp. The company noted that its guidance assumes that macro-economic conditions in general and conditions in the consumer travel market in particular, remain relatively unchanged.
       This Form 8-K contains forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.  For a detailed discussion of the factors that could cause the company's actual results to differ materially from those described in the forward-looking statements, please refer to the company's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.           Financial Statements and Exhibits

(d) Exhibits

99.1
Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on May 9, 2012 relating to, among other things, its 1st quarter earnings. The consolidated balance sheet at March 31, 2012 and consolidated statement of operations for the three months ended March 31, 2012 and consolidated statement of cash flows for the three months ended March 31, 2012 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Daniel J. Finnegan
	Name:	Daniel J. Finnegan
	Title:	Chief Financial Officer

Date:  May 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1
Press release (which includes a financial and statistical supplement and related information) issued by priceline.com Incorporated on May 9, 2012 relating to, among other things, its 1st quarter earnings. The consolidated balance sheet at March 31, 2012 and consolidated statement of operations for the three months ended March 31, 2012 and consolidated statement of cash flows for the three months ended March 31, 2012 shall be treated as “filed” for the purposes of the Securities and Exchange Act of 1934, as amended, and the remaining information shall be treated as “furnished.”